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                                                                    EXHIBIT 99.2

                                 ISS GROUP, INC.
                         NOTICE OF GRANT OF STOCK OPTION

               Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of ISS Group, Inc. (the "Corporation"):

               Optionee:_______________________________________________________
               Grant Date:_____________________________________________________
               Vesting Commencement Date:______________________________________
               Exercise Price:  $________ per share
               Number of Option Shares:____________ shares of Common Stock Expiration Date:________________________________________________
               Type of Option:     _____    Incentive Stock Option
                                   _____    Non-Statutory Stock Option

               Date Exercisable: The Option shall become exercisable with respect to twenty five percent (25%) of the Option Shares upon Optionee's completion of each of the four (4) years of Service measured from and after the Vesting Commencement Date, with the first such installment to become exercisable on the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

               Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the ISS Group, Inc. Restated 1995 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement and any Addenda to such Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

               No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.


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               Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option
Agreement.

DATED: ___________ , 199_


                                   ISS GROUP, INC.

                                   By:_________________________________________

                                   Title:______________________________________


                                   ____________________________________________
                                   OPTIONEE

                                   Address:____________________________________

                                   ____________________________________________



ATTACHMENTS:

EXHIBIT A - STOCK OPTION AGREEMENT AND ADDENDA


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